Buenos Aires, March 2nd, 2017.

COMISIÓN NACIONAL DE VALORES

BOLSA DE COMERCIO DE BUENOS AIRES

Ref.:    Relevant Fact. Report on Repurchase of Shares.

Dear Sirs,

I am writing to you to provide an update in relation with the shares acquired by Pampa Energia S.A. (the “Company”) in the process to repurchase its own shares in accordance with art. 64 of Law 26.831 and the National Securities Commission (“Comisión Nacional de Valores”) regulation that will be destined for the implementation of a Share Compensation Plan approved by the Board of Directors on its meeting held on February 8, 2017. To this regard, I inform that the Company has acquired 17,000 ADRs (each representative of 25 ordinary shares of the Company) in the amount and at a price per share and ADR that is described below:

Date of Acquisition	Amount of ADRs	Price US$	Total Amount - US$	Broker
02-Mar-17	17,000	46.6551	793,137	Allaria Ledesma y Cia S.A.

Sincerely.

________________________________

María Agustina Montes

Head of Market Relations